Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2

CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank

of 270 Park Avenue, New York, New York 10017

and Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System,

at the close of business September 30, 2003, in

accordance with a call made by the Federal Reserve Bank of this

District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar Amounts in Millions
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$17,578
Interest-bearing balances	9,823
Securities:
Held to maturity securities	210
Available for sale securities	57,792
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	9,491
Securities purchased under agreements to resell	91,241
Loans and lease financing receivables:
Loans and leases held for sale	35,681
Loans and leases, net of unearned income	$170,168
Less: Allowance for loan and lease losses	3,448
Loans and leases, net of unearned income and allowance	166,720
Trading Assets	178,938
Premises and fixed assets (including capitalized leases)	6,057
Other real estate owned	110
Investments in unconsolidated subsidiaries and associated companies	732
Customers’ liability to this bank on acceptances outstanding	260
Intangible assets
Goodwill	2,198
Other Intangible assets	4,096
Other assets	57,193
TOTAL ASSETS	$638,120

LIABILITIES
Deposits
In domestic offices	$188,866
Noninterest-bearing	$76,927
Interest-bearing	111,939
In foreign offices, Edge and Agreement subsidiaries and IBF’s	124,493
Noninterest-bearing	$6,439
Interest-bearing	118,054
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	4,679
Securities sold under agreements to repurchase	82,206
Trading liabilities	136,012
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	24,937
Bank’s liability on acceptances executed and outstanding	260
Subordinated notes and debentures	8,040
Other liabilities	31,270
TOTAL LIABILITIES	600,763
Minority Interest in consolidated subsidiaries	358

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,785
Surplus (exclude all surplus related to preferred stock)	16,306
Retained earnings	18,875
Accumulated other comprehensive income	33
Other equity capital components	0
TOTAL EQUITY CAPITAL	36,999

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	$638,120

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR. )

LAWRENCE A. BOSSIDY       ) DIRECTORS

ELLEN V. FUTTER                   )